      As filed with the Securities and Exchange Commission on May 26, 2000

                                                     Registration No. __________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                        AMERICAN TECHNOLOGIES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Nevada                                          95-4307525
 (State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                          Identification No.)

                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                                JOHN M. DAB, ESQ.
                                 General Counsel
                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
                            Telecopy: (626) 357-4464

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

                                                                   Proposed        Proposed
                                                                   Maximum          Maximum
                                                                   Offering        Aggregate        Amount of
                                              Amount to be        Price per        Offering       Registration
  Title of Securities to be Registered         Registered         Share (1)        Price (1)           Fee
-----------------------------------------------------------------------------------------------------------------
    Common Stock, $0.001 par value          3,547,384 shares        $0.17            $603,055      $159.21
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
   Common Stock, $0.001 par value (2)       5,953,334 shares        $0.17          $1,012,067      $267.19
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                 Total                      9,500,718 shares                       $1,615,122      $426.40
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) Issuable upon exercise of warrants or options to purchase shares of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends and or similar transactions.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                    SUBJECT TO COMPLETION; DATED MAY 26, 2000

PROSPECTUS

                        9,500,718 SHARES OF COMMON STOCK

                        AMERICAN TECHNOLOGIES GROUP INC.


         The 9,500,718 shares of common stock being offered by this prospectus are being offered by certain selling securityholders their respective pledgees, donees, transferees and other successors in interest. See "Selling Securityholders" on page 15.


         The selling securityholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions as described under the "Plan of Distribution" on page 17. We will not receive any of the proceeds from this offering.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "ATEG." On May 25, 2000, the closing sale price of the common stock on the OTC Bulletin Board was $0.17.


         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
         SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 26, 2000.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ABOUT AMERICAN TECHNOLOGIES ..................................................4

     Business Summary ........................................................4

     Proposed Financing ......................................................6

     End of Merger Talks with Commodore
         Separation Technologies Inc .........................................6

RISK FACTORS .................................................................7

Financial Risk Factors .......................................................7

     We have a History of Losses Which Will Continue Through
         the End of the Current Fiscal Year...................................7

     We have Experienced Substantial Difficulty Generating
         Sufficient Working Capital...........................................7

     Our Sales of Securities Convertible into Common Stock at
         a Discount to the Market Price May Cause the Market
         Value of Our Common Stock to Drop ...................................8

     Lack of Listing on a Major Exchange May Make It
         Difficult for Investors to Dispose of Our Common
         Stock ...............................................................8

     Because Our Common Stock is a "Penny Stock," Trading in it is
         Subject to the Penny Stock Rules Which Could Affect Your
         Ability to Resell the Stock in the Market ...........................9

Business Risk Factors .......................................................10

     We May Not Find Customers for Our Products .............................10

     There May Be Unforeseen Regulatory Requirements which
         Impede the Marketing and Sale of Our Products ......................10

     We May Not Be Able to Obtain the Patents or Trademarks
         Needed to Protect the Value of Our Technologies ....................11

WHERE YOU CAN FIND MORE INFORMATION .........................................12

FORWARD-LOOKING STATEMENTS ..................................................13


                                     2

DESCRIPTION OF COMMON STOCK .................................................13

USE OF PROCEEDS FROM SALE OF COMMON STOCK ...................................14

USE OF PROCEEDS FROM EXERCISE OF WARRANTS AND OPTIONS .......................14

SELLING SECURITYHOLDERS .....................................................15

PLAN OF DISTRIBUTION ........................................................17

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ..............................18

EXPERTS .....................................................................19

LEGAL MATTERS ...............................................................19

                           ABOUT AMERICAN TECHNOLOGIES

Business Summary

         American Technologies develops and sells products based upon on our patented and proprietary technologies. The goal of our efforts is to develop products that have a positive impact on the environment. Our address and telephone number are: 1017 South Mountain Avenue, Monrovia, California 91016, (626) 357-5000.

         We concentrate on technology discovery and development efforts in three areas:

       -      I(E)-TM- (Catalyst) Technology

       -      Water Purification

       -      Particle Beams

         Our I(E) (Catalyst) Technology refers to a proprietary process which produces water solutions containing water clusters that are stable at room temperature. The clusters are groups of water molecules configured in such a way so as to produce relatively large plus/minus polarity. We believe this polarity is what gives the clusters their catalytic properties. We can produce different kinds of water solutions for different applications.

         Tests indicate that these water clusters improve the performance of various chemical, physical and biological processes, including combustion enhancement, descaling, enzyme processes and de-coking. For example, in internal combustion engines the clusters attract hydrocarbons and oxygen resulting in a more complete burning of the fuel. This results in improved efficiency and reduced carbon deposits in the combustion chamber.

         Independent researchers observe these water clusters by different standard research tools including:

       -      Laser autocorrelation

       -      Electron microscope

       -      Atomic force microscope

       -      UV spectroscopy

         American Technologies sells these water solutions for use in several product lines including household cleaning products. We also use them in our combustion enhancers.

         Our laboratory results on various applications of our I(E) (Catalyst) Technology to combustion have been confirmed by independent tests conducted by a variety of potential customers. These tests include positive results in a gas turbine electric generation power plant, successful testing by a foreign company of the combustion catalyst with ethanol directly into gasoline, and positive results over five months of testing at a diesel electric power generation facility in China.

         During the fiscal year ended July 31, 1999, revenue from the sale of these water solutions for use in products manufactured by others was nominal and revenue from the sale of The Force-Registered Trademark- combustion enhancer was $248,000. During the same period, American Technologies had incurred net losses of approximately $10.8 million.

         During the six months ended January 31, 2000, revenue from the sale of The Force was $127,450 and we incurred a loss of approximately $3.5 million. During the six months ended January 31, 1999, revenue from the sale of The Force was $96,480 and we incurred a loss of approximately $5.1 million.

         In the water purification area, our low pressure vacuum distillation system is undergoing tooling design for a home use version for introduction to the marketplace in late 2000. Our vacuum distiller utilizes a proprietary method to provide the principal advantage of vacuum distillers - boiling water at low temperatures which avoids mineral deposits and scaling - without the need for expensive and noisy vacuum pumps. We are currently soliciting bids for the manufacturing of the distiller.

         The third technology is the particle beam project which produces a beam of heavy particles. The development of the particle beam has been conducted through an American Technologies sponsored research program with the California Institute of Technology. The development of this technology is likely to require a minimum of three to five years and expenditure of substantial sums of money, likely to be in excess of $10,000,000, on research and development. We submitted a proposal to the Department of Energy for a $6,000,000 joint venture grant to produce a small pilot plant based on the current prototype located at CalTech. The proposal describes the potential of our particle beam to turn harmful nuclear waste into harmless components. The DOE has reviewed the proposal and discussions are underway regarding funding of the project. The particle beam project has been on hold pending receipt of significant funding to continue its development

         Dr. Lo, our Director of Research and Development, has developed certain particle beam theories. According to these theories, the proposed particle beam may be able to break down molecules or even atoms and their nuclei, or be used for rock drilling or precision cutting of metals without distortion or excessive heat. No evidence exists to substantiate these potential applications.

Proposed Financing

         We have entered into a letter Agreement with Bristol Capital LLC under which Bristol will move forward in negotiating and establishing directly or through an affiliated company a $12 million equity line of credit. Under the line of credit, upon the effectiveness of a registration statement covering the shares of common stock to be purchased by Bristol under the financing, the Company can draw up to $12 million in monthly increments over 3 years. However, there can be no assurance that we can consummate this transaction in a timely manner, if at all.

         In exchange for Bristol's commitment to use its reasonable best efforts to accomplish this financing, the Company issued Bristol warrants to purchase 3,000,000 shares of common stock at the lower of $0.35 and 76% of the average of the closing bid prices on each of the five trading days immediately prior to exercise of the warrants. The Company has the right to call the warrants upon ten days notice once the registration statement which incorporates this prospectus is declared effective by the Securities and Exchange Commission and provided the closing bid price on the tenth day is at least equal to 125% of the exercise price of the warrants. The maximum monthly call by the Company is $150,000.

End of Merger Talks with Commodore Separation Technologies Inc.

         In February 1999, we signed a letter of intent which contains terms for our acquisition of Commodore Separation Technologies. Recently we notified Commodore Separation Technologies that we no longer desire to continue to pursue the possible merger.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are the only material risks facing us of which we are currently aware. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Financial Risk Factors

WE HAVE A HISTORY OF FINANCIAL LOSSES WHICH WILL CONTINUE THROUGH THE END OF THE CURRENT FISCAL YEAR

         We have operated at a loss throughout our history. Net losses for the six months ended January 31, 2000 were approximately 3.5 million and for the fiscal year ended July 31, 1999 were approximately $10.8 million. Net losses for the fiscal year ended July 31, 1998 were approximately $9.44 million. At January 31, 1999 we had an accumulated deficit of approximately $50.9 million.

         Net cash used in operation declined by over $1.1 million from fiscal 1998 to fiscal 1999. We anticipate that we will be able to continue our reduced cash out flow during fiscal 2000, except to the extent of expenses associated with marketing and production of products. The amount of net losses and the time required to reach profitability are uncertain. There can be no assurance that we will ever be able to generate sufficient revenue from our products now ready for market or from those under development to achieve profitability on a sustained basis.

WE HAVE EXPERIENCED SUBSTANTIAL DIFFICULTY GENERATING SUFFICIENT WORKING CAPITAL

         We have been experiencing difficulty in maintaining sufficient working capital needed to ensure stability and continued existence. Only a small portion of the capital expended to date has come from actual revenue generation, and we find it increasingly difficult to raise investment capital. We are at a critical juncture in our history. It is absolutely essential to begin to generate significant revenues in order to maintain our existence. While plans are in place and being executed to accomplish this end, there can be no guarantee that these plans will prove to be successful.

         Our current cash monthly operating expenses are approximately $225,000. We believe the $12 million equity line of credit to be obtained pursuant to a letter of intent dated December 10, 1999, along with anticipated minimum projected revenues of $2,000,000 for fiscal 2000, will be sufficient for us to operate in the normal course for the next 12 months. However, if revenues are less than projected or the equity line of credit is not finalized, our ability to continue operations will be dependent upon additional financing activities, of which there can be no assurance.

         The report by Corbin & Wertz on our financial statements for the fiscal year ending July 31, 1999 contains an explanatory paragraph indicating that there were operating losses which raised substantial doubt about the ability of American Technologies to continue as a going concern. This going concern qualification may adversely affect our perception by prospective customers and suppliers.

OUR SALES OF SECURITIES CONVERTIBLE INTO COMMON STOCK AT A DISCOUNT TO THE MARKET PRICE MAY CAUSE THE MARKET VALUE OF OUR COMMON STOCK TO DROP

         As a result of our poor financial condition, several times over the past few years we have sold securities that are convertible into our common stock at a discount to the market price for the common stock. This has resulted in the issuance of a significant amount of additional shares of common stock at prices below market. It is possible that this method of financing operations has contributed to the decline in the market price of the common stock. If we need to obtain financing in the future in the same manner, this may again have an adverse affect on the market price for our common stock.

LACK OF LISTING ON A MAJOR EXCHANGE MAY MAKE IT DIFFICULT FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK

         Our common stock is quoted on the OTC Bulletin Board system. The OTC Bulletin Board generally supports quotations for companies that do not meet the NASDAQ SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the SmallCap Market. In addition, quotation on the bulletin board depends on the willingness of broker-dealers to make a market in our common stock. There can be no assurance that the stock will continue to be quoted on the bulletin board or that there will continue to be a market for the buying and selling of our common stock.

         There are currently 15 firms making a market in our common stock, although there can be no assurance that any or all of them will continue to do so in the future. The current market makers are:

M. H. Meyerson & Co., Inc.                         Knight Securities, L.P.
Wm. V. Frankel & Co., Incorporated                 Sharpe Capital, Inc.
Speer, Leeds & Kellogg Capital Markets             Olsen Payne & Company
Hill Thompson Magid & Co. Inc.                     Wien Securities Corp.
Herzog, Heine, Geduld, Inc.                        Wilson-Davis & Co., Inc.
Paragon Capital Corp.                              Mayer & Schweitzer, Inc.
North American Institutional Brokers               GVR Company
USCC Trading, a Division of Fleet Securities

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET.

         The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when making trades in any stock such as our common stock which is defined as a "penny stock." The SEC's regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. As a result of being a penny stock, the market liquidity for our common stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. The regulations restricting trades in penny stock include:

   - a requirement that stock brokers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market; and

   - a requirement that broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale of the securities.

Business Risk Factors

         As we are engaged in the development and marketing of products based on new technologies, there are significant risks associated with its potential success.

WE MAY NOT FIND CUSTOMERS FOR OUR PRODUCTS

         None of our current products enjoy widespread distribution or customer acceptance. While we do have a number of products that are past the development stage, we have yet to establish major, stable markets for them. Although we believe we have the expertise to commercialize these products, any or all of our products may fail to prove to have widespread customer appeal. Various marketing strategies and alliances are now in place. Current significant distributors include Hungarofek and Market One.

THERE MAY BE UNFORESEEN REGULATORY REQUIREMENTS WHICH IMPEDE THE MARKETING AND SALE OF OUR PRODUCTS

         Most of our current products are being sold directly to the consumer in markets that are not generally regulated by government agencies. In the case of consumer products for enhancing engine performance, such as The Force or the F420 fuel additive, registration of these products with CARB (California Air Resources Board) and EPA (Environmental Protection Agency) is required and has been done.

         Since the F420 additive's chemical contents fall within the restrictions of the EPA regulations, there are no known impediments to maintaining this registration. We have also registered The Force airborne combustion enhancer as an add-on device with CARB. Currently, we are not aware of any reason why CARB would withdraw that registration.

         In the case of bulk fuel additives, there are strong industry regulations in the United States. Extensive testing is required to meet these industry regulations prior to domestic sale of the additive and there is no guarantee that our bulk additive products can meet all of these industry regulations.

Foreign markets have only recently begun to impose significant regulations on the petroleum industry to lessen the industry's effect on the environment. With less testing required for the sale of new products in certain of these foreign markets, we are able to introduce our products in these markets quicker. We are therefore directing a substantial marketing effort towards these foreign markets.

WE MAY NOT BE ABLE TO OBTAIN THE PATENTS OR TRADEMARKS NEEDED TO PROTECT THE VALUE OF OUR TECHNOLOGIES

         Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could well prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

         We have applied for a number of patents on our particle beam, vacuum distiller and I(E) catalyst technologies. Some have been approved. The status is as follows:

     -   Particle Beam Approved Patents

         We are maintaining 7 granted U.S. patents and 9 foreign patents issued on particle beam technology. Additionally, there are 3 U.S. and 6 foreign patent applications pending.

     -   IE Catalyst Technology

         We have been granted 1 U.S. patent on the I(E) Technology and 7 U.S. patent applications are in various stages of prosecution. Foreign patent applications to protect this technology are also in progress.

     -   Vacuum Distiller

         We have been granted 1 U.S. patent on the vacuum distiller technology and there are 2 U.S. patent applications pending. Foreign applications to protect the technology are also in process.

         All of our products currently offered for sale are protected by patents in the U.S. The group of patent applications currently in process have sufficient overlap to offer protection to our current commercial applications. We file applications with the U.S. Patent and Trademark Office once we perceive a new significant commercial application, and prior to public disclosure of the technology.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.ateg.com or at the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-____).

         The following documents are hereby incorporated by reference in this Registration Statement:
-   Annual Report on Form 10-KSB for the year ended July 31, 1999.
-   Quarterly Report on Form 10-QSB for the three months ended October 31, 1999.
-   Quarterly Report on Form 10-QSB for the three months ended January 31, 2000.
-   Current Report of Form 8-K dated August 30, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         American Technologies Group, Inc.
         1017 South Mountain Avenue
         Monrovia, California 91016
         (626) 357-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in the documents which are incorporated by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

                           DESCRIPTION OF COMMON STOCK

         We have 100,000,000 shares of common stock authorized of which 38,500,871 shares are outstanding as of May 15, 2000. The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock, however, our Articles of Incorporation, as amended, provide that "Each shareholder shall have the same rights as any individual to purchase said stock [shares of Common Stock], but shall not have any pre-emptive rights as that term is defined under NRS 78.265." All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Under Nevada law, the law of the state of incorporation of American Technologies, and the our Articles of Incorporation, each holder of a share of common stock is entitled to one vote for each matter submitted for a vote. Additionally, under Nevada law cumulative voting is allowed for the election of directors, if provided for in the Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting. However, California law requires companies meeting certain requirements, which we meet, to permit shareholders to elect to cumulate their votes for directors.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

         American Technologies will not receive any of the proceeds from the sale of the shares of common stock by the selling securityholders.

              USE OF PROCEEDS FROM EXERCISE OF WARRANTS AND OPTIONS

         The 3,000,000 warrants issued to Bristal Capital are exercisable at the lower of $0.35 and 76% of the average of the closing bid prices on each of the five trading days immediately prior to exercise of the warrants. The remaining 1,583,334 warrants are exercisable at $0.25 per share. Options as to 220,000 shares of common stock are exercisable at $0.25 per share and options as to 50,000 shares of common stock are exercisable at $0.50 per share.

         If all of the warrants and options for which the underlying shares of common stock are included in this prospectus were exercised as of May 25, 2000, we will receive a maximum of approximately $895,834 in net proceeds. We intend to use these funds for working capital and the payment of certain trade payables.

                             SELLING SECURITYHOLDERS

         The following table sets forth as of May 15, 2000, the following:

         (i) the name of each selling stockholder;

         (ii) the number of shares of our common stock and the percentage of our outstanding common stock beneficially owned by each such selling stockholder before this offering;

         (iii) the number of shares that each selling stockholder may offer and sell pursuant to this prospectus; and

         (iv) the number of shares of our common stock and the percentage of our outstanding common stock beneficially owned by each such selling stockholder after this offering.

         The shares registered pursuant to this prospectus may be offered from time to time by any of the selling stockholders named below or by those individuals and entities to which they or their transferees, devisees, donees or distributees may transfer devise, gift or distribute the shares. See "Plan of Distribution" on page 17.

         Except as described below, each of the selling stockholders has sole voting and investment power with respect to the shares beneficially owned by them. In addition, except as described below, none of the selling stockholders has had any material relationship with Company or any of our predecessors or affiliates within the past three years.

         Since each selling stockholder may sell all, some or none of its shares registered under this prospectus, no estimate can be made of the aggregate number or percentage of shares of common stock that each selling stockholder will beneficially own upon completion of this offering. Thus, for purposes of the table set forth below, we have assumed that the selling stockholders will sell all of the shares of common stock registered for them under this prospectus.

                                                                                           NUMBER OF SHARES
                                                                                       BENEFICIALLY OWNED AFTER
                                  NUMBER OF SHARES                                        THE OFFERING (A)
                              BENEFICIALLY OWNED PRIOR             NUMBER OF           --------------------------
NAME                               TO OFFERING (A)              SHARES OFFERED         NUMBER          PERCENTAGE
----                               ---------------              --------------         ------          ----------
Bristol Capital LLC.                    3,700,000 (1)               3,600,000             100,000             *
MacCaughern Trade Develop.              1,002,500                   1,000,000               2,500             *
Nimbus Holding Inc.                     1,333,334 (2)               1,333,334                   0             0
The Charles Ltd. Pship.                 1,333,334 (2)               1,333,334                   0             0
Susan Schad(3)                          1,750,400 (4)                 500,000 (5)       1,250,400           3.2
Express Success Int'l LLC.                500,000 (56)                500,000                   0             0
In-Finn-Ity Prod., Inc.                   500,000                     500,000                   0             0
John Collins(7)                         1,775,000 (8)                 200,000 (6)       1,575,000           4.0
FNG & Assoc., Inc.                        140,000                     100,000              40,000             *
David MacKichan                           546,000                     125,000             421,000           1.1
Michael Fort                              100,000 (9)                  92,500               7,500             0
James Hennen(10)                          214,050 (9)(11)              36,550             177,500             *
John Demoleas                              70,000 (6)                  50,000              20,000             *
Michael Keating                           352,161 (12)                 50,000             302,161             *
Michael Alexander                          70,000 (11)                 50,000              20,000             *
Joseph Charney                             85,000 (11)                 30,000 (11)         55,000             *

--------------------------------------
*    Less than 1%.

(A) As required by the regulations of the SEC, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days.

1. Represents an estimate of the number of shares of common stock to be offered by Bristol Capital; the actual number of shares of common stock issuable upon exercise of warrants is indeterminate, is subject to adjustment and could be materially more than such estimated number depending on factors which cannot be predicted by us at this time. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the warrants, the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for Bristol Capital exceeds the number of shares of common stock that Bristol Capital could own beneficially at any given time through their ownership of warrants. In that regard, the beneficial ownership of the common stock by Bristol Capital set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

2. Includes 666,667 shares of common stock issuable upon the exercise of warrants.

3.   Mrs. Schad husband has been a director since September 1999.

4. Includes 254,500 shares of common stock issuable upon the exercise of stock options or warrants held by Mr. Schad and shares held directly and indirectly by members of Mrs. Schad's immediate family.

5. Includes 250,000 shares of common stock issuable upon the exercise of warrants.

6. Represents shares of common stock issuable upon the exercise of stock options.

7. Mr. Collins was Chairman of the Board and Chief Executive Officer from 1991 until November 1998.

8. Includes 575,000 shares of common stock issuable upon the exercise of stock options and 300,000 shares held by Mr. Collins for the benefit of his ex-wife as to which shares he disclaims beneficial ownership.

9.   Includes warrants to purchase 7,500 shares of common stock.

10.  Mr. Hennen was a director from September 1999 until May 2000.

11. Includes 20,000 shares of common stock issuable upon the exercise of stock options.

12. Includes 100,000 shares of common stock issuable upon the exercise of stock options.

Registration Rights

         In connection with the sale of the warrants, we entered into a registration rights agreement which requires us to register 1.2 times the number of shares of common stock issuable on exercise of the warrants. We are also obligated to register and qualify the shares under such state securities laws as the selling securityholders may request.

         We are obligated to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective for two years or until the selling securityholders may sell all registerable securities under Rule 144 or until the selling securityholders no longer own any shares, whichever occurs first.

         The registration rights agreement provides for certain payments to Bristol Capital if we are unable to have the registration statement declared effective by the SEC within 90 days from the date of the issuance of the warrants.

                              PLAN OF DISTRIBUTION

         The selling securityholders and their pledgees, donees, transferees and other successors in interest may offer the shares of common stock received upon exercise of the warrants at various times in one or more of the following transactions, which may include block transactions:

         -    in the over-the-counter market;

         -    on any exchange where our common stock is then listed;

         - with broker-dealers or third parties other than in the over-the-counter market or on an exchange, including block sales;

         -    through the writing of options or short sales; or

         -    involving a combination of such methods or other methods.

         The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or such other prices as the selling securityholders determine from time to time.

         The selling securityholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholders or from the purchasers of shares or from both. The compensation to a particular broker may be in excess of customary compensation.

         The selling securityholders and any dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares may be deemed to be "underwriters" as this term is defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares of our common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

         We will pay most expenses related to the offer and sale of the shares offered by the selling securityholders using this prospectus. The selling securityholders, however, will pay any underwriting discounts and selling commissions.

         Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that Rule rather than under this prospectus.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

         In addition, American Technologies and each selling securityholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

Our audited financial statements as of and for the year ended July 31, 1999 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.

Our audited financial statements as of and for the year ended July 31, 1998 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.


                                  LEGAL MATTERS

         For the purpose of this offering, John M. Dab, our General Counsel, is giving his opinion on the validity of the shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


SEC Registration Fee                                $   426.40
Accountant's Fees and Expenses                      $ 4,000.00
Financial Printers                                  $ 1,500.00
Miscellaneous                                       $   200.00

                                                    ----------
Total                                               $ 6,126.40
------------------                                  ----------
                                                    ----------

* Represents expenses relating to the distribution by the selling securityholders under this prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by us on behalf of the selling securityholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 78.751 of the Nevada General Corporation Law,
Article VI of our Amended Bylaws provides for the indemnification by American Technologies, including suits brought by or on behalf of American
Technologies, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

     As permitted by the Nevada General Corporation Law and Article VI of our Amended Bylaws, American Technologies maintains director's and officer's liability for its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS.


Exhibit
Numbers          Description
-------          -----------
 4.1             Warrant issued by Registrant dated May 23, 2000.

 5.1             Opinion of John M. Dab.

23.1             Consent of John M. Dab (included in Exhibit 5.1).

23.2             Consent of Arthur Andersen LLP.

23.3             Consent of Corbin & Wertz.

24.1             Power of Attorney (included on page 23)


ITEM 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Nevada Revised Statutes, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and it officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 25th day of May, 2000.

                                             AMERICAN TECHNOLOGIES GROUP, INC.

                                             By: /s/ Lawrence J. Brady
                                                ----------------------
                                                Lawrence J. Brady
                                                Chairman of the Board and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lawrence J. Brady and Charles McCarthy, and each one of them, individually and without the other, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on From S-3, and to file the same, with the exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


         Signature                               Title                                Date
         ---------                               -----                                ----
/s/ Lawrence J, Brady                   Chairman of the Board,
---------------------                   Chief Executive Officer                       May 25, 2000
LAWRENCE J. BRADY

/s/ Yan Lin                             Acting Chief Financial
-----------                             Officer and Treasurer                         May 25, 2000
YAN LIN                                 (Principal Financial and
                                        Accounting Officer)

                                        Director of Research and
-----------------                       Development and a Director
SHUI YIN LO

/s/ Charles McCarthy                    Director
--------------------                                                                  May 25, 2000
CHARLES MC CARTHY

/s/ William Odom                        Director
----------------                                                                      May 25, 2000
WILLIAM ODOM

/s/ Larry Pressler                      Director
------------------                                                                    May 25, 2000
LARRY PRESSLER

                                        Director
-------------
ALAN BROOKS

/s/ Lawrence Schad                      Director
------------------                                                                    May 25, 2000
LAWRENCE SCHAD


                                INDEX TO EXHIBITS


Exhibit
Numbers          Description
-------          -----------
 4.1             Warrant issued by Registrant dated May 23, 2000.

 5.1             Opinion of John M. Dab.

23.1             Consent of John M. Dab (included in Exhibit 5.1).

23.2             Consent of Arthur Andersen LLP.

23.3             Consent of Corbin & Wertz.

24.1             Power of Attorney (included on page 23)
